Exhibit 99.1

BOXABL Appoints Timothy Goldsmith, CPA, to Board of Directors as Audit Committee Chair

Former EY Audit Partner brings over two decades of public company and SEC reporting experience as BOXABL continues building out its finance and governance infrastructure

LAS VEGAS, Sept. 24, 2026 /PRNewswire/ — BOXABL Inc. (Nasdaq: BXBL), a leader in innovative, factory-built modular solutions, today announced the expansion of its board of directors and the appointment of Timothy Goldsmith, CPA, to fill the new position, effective Sept. 24, 2026. Goldsmith will serve as chair of the Audit Committee. In addition to chairing the Audit Committee, he will also serve on the Nominating and Corporate Governance Committee.

Goldsmith’s appointment follows BOXABL’s recent additions of Larry King as chief financial officer and Heather Clayton as chief accounting officer, continuing the company’s build-out of the financial leadership and governance infrastructure expected of a newly public company.

Timothy Goldsmith Appointed to BOXABL Board of Directors as Audit Chair

Dr. Morris A. Davis, who has chaired the Audit Committee, will remain a member of the Committee. Davis, an economist and the Paul V. Profeta Chair of Real Estate at Rutgers Business School who joined BOXABL’s board in December 2025 after serving as Chief Housing Economist for the White House Council of Economic Advisers, will continue to contribute his expertise in housing policy and economics to the board. The change in Committee leadership reflects Goldsmith’s two decades of direct public company audit and SEC-reporting experience as BOXABL’s governance needs continue to expand alongside its transition to a public company.

“Tim’s two decades at EY, including years spent advising audit committees and boards at public companies across manufacturing, gaming and hospitality, make him exactly the kind of governance partner we need as we scale,” said Paolo Tiramani, founder and CEO of BOXABL. “Combined with the strength Larry and Heather will bring to our finance team, this appointment reflects how seriously we’re taking the discipline and rigor that come with being a public company.”

Timothy Goldsmith, Board Member, Audit Committee Chair and Nominating and Corporate Governance Committee Member

Goldsmith spent nearly 21 years at EY, most recently as an audit partner from 2018 to 2026, where he oversaw more than 20 complex public and private company audits and led a team of over 30 audit executives. He led audit strategy and execution for companies ranging from $200 million to over $3 billion in revenue, and regularly presented financial findings and risk assessments directly to audit committees and boards of directors. His technical background spans U.S. GAAP, IFRS, SEC and PCAOB standards, and Sarbanes-Oxley compliance, along with hands-on experience guiding companies through M&A accounting, business combinations and consolidated financial reporting.

Earlier in his EY career, Goldsmith served as senior manager and manager in the firm’s Assurance and Advisory practice, and spent time as a U.S. SEC capital markets and professional practice senior based in Hong Kong, where he advised clients on cross-border transactions and IPOs involving U.S. operations.

Goldsmith holds a Bachelor of Business Administration in Accounting and Business Economics from Ohio University and is a certified public accountant licensed in Ohio, Georgia, New Jersey and Nevada. He has also served on the boards of several nonprofit organizations, including Junior Achievement of Southern Nevada.

“BOXABL is tackling one of the country’s most pressing challenges, the shortage of affordable housing, with a genuinely innovative manufacturing model. Having spent nearly 21 years in public accounting, I understand how important strong financial controls and governance are for a company at this stage of growth, especially one that has recently gone public. I’m looking forward to working with the board and management team to help build that foundation as BOXABL scales,” said Goldsmith.

To learn more about BOXABL’s Board of Directors, please visit BOXABL’s Investor Page at https://www.boxabl.com/ir.

About BOXABL

Since its inception in 2017, BOXABL has raised over $230 million from more than 50,000 investors. The North Las Vegas-based company is dedicated to transforming the housing industry through innovative technology and design, with a mission of making housing affordable at mass-production scale. BOXABL’s flagship product, the Casita, is a 361-square-foot studio unit with a full kitchen, bathroom and utilities that unfold on-site in under an hour. The company is also developing stackable and connectable modules designed to form townhomes, multifamily units and larger single-family homes. BOXABL began trading on the Nasdaq Stock Market under the ticker symbol “BXBL” on July 20, 2026, following the completion of its business combination with FG Merger II Corp.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “plan,” “project,” “will,” “estimate,” “intend,” “expect,” “believe,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, among others, statements regarding BOXABL’s board and governance structure, its financial reporting infrastructure, and its ability to execute on its growth strategy as a public company. These statements are based on current expectations and projections about future events and are provided for illustrative purposes only; they are not guarantees, assurances, or definitive statements of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions, many of which are beyond BOXABL’s control. BOXABL undertakes no obligation to update or revise these statements, except as required by law.

For further information about the Company, please visit www.boxabl.com.

SOURCE BOXABL Inc.